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                                                                    EXHIBIT 99.1
December 28, 2001

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Tower Automotive, Inc.
224 Franklin Avenue West                     5211 Cascade Road S.E., Suite 300
Minneapolis, Minnesota 55404                 Grand Rapids, Michigan 49546

                                             Anthony Barone (616) 802-1600
                                             Dave Tuit (616) 802-1591
FOR IMMEDIATE RELEASE

TOWER AUTOMOTIVE ANNOUNCES RESTRUCTURING AND IMPAIRMENT CHARGES; CONTINUES TO EVALUATE MILWAUKEE PRESS OPERATIONS

GRAND RAPIDS, MICH., DECEMBER 28 - Tower Automotive, Inc. (NYSE: TWR) announced today that it will be taking restructuring and impairment charges totaling $289 million in the fourth quarter ending December 31, 2001. Of this amount, $277 million relates to non-cash charges associated with goodwill and other asset impairments. The company expects that the cash charges recorded will be recovered with operating savings by the end of its 2002 fiscal year. A Form 8-K has been filed today reflecting this announcement. The charges being announced are in addition to those associated with the closure of the company's Sebewaing facility, which was announced in October 2001.
         The first portion of the restructuring charge relates to consolidation of technical activities and a reduction of other salaried colleagues pertaining to a reorganization of the company's U.S. and Canada operations. The reduction affects 215 engineering, finance, information technology and human resource colleagues in the company's technical and administrative centers in Novi, Rochester Hills, and Grand Rapids, Mich.; Milwaukee, Wis.; and its U.S. and Canada manufacturing locations. This portion of the restructuring will result in a charge of $17 million, the cash portion of which is $9.8 million. The reduction in the salaried colleague workforce should be completed by third quarter 2002.
         The second portion of the restructuring charge will be approximately $69 million, of which only $2.4 million is cash, related to the relocation of some component manufacturing from the company's Milwaukee Press Operations to other Tower locations.
         The company also will record non-cash charges of approximately $203 million related to the impairment of goodwill and underutilized assets at certain business locations, and the carrying value of an under-performing investment.
         In addition to the reorganization and realignment actions noted above, early in December Tower Automotive informed the unions representing its Milwaukee Press Operations colleagues that the site's management team will recommend the discontinuance of all stamping and ancillary processes currently performed at the facility and the relocation of that work to other Tower Automotive plants or Tier II suppliers. Tower Automotive is in discussions with the leadership of these unions related to this recommendation, and expects a decision early in first quarter 2002. Approximately 40 salaried colleagues and 450 hourly colleagues would be affected by a closure of the Milwaukee Press Operations, with anticipated cash closure costs of $10 million to $20 million and additional impairment charges of $50 million to $60 million. The company intends to continue the assembly of frames for the Dodge Ram and Ford Ranger trucks at its Milwaukee facilities.
         Tower Automotive, Inc., produces a broad range of assemblies and modules for vehicle structures and suspension systems for the automotive manufacturers, including Ford, DaimlerChrysler, GM, Honda, Toyota, Nissan, Fiat, Kia, Hyundai, BMW and Volkswagen. Products include body structural assemblies such as pillars and package trays, control arms, suspension links, engine cradles and full frame assemblies. The company is based in Grand Rapids, Mich.
         This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results as a consequence of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Tower Automotive operates and other risks detailed from time to time in the company's Securities and Exchange Commission filings.